[INFOCUS LETTERHEAD]

EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contacts:
Kyle Ranson	Jennifer Fields
Chief Executive Officer	InFocus Corporation
InFocus Corporation	(503) 685-8923
(503) 685-8576

Roger Rowe	Stacy Doyle
Chief Financial Officer	Edelman
InFocus Corporation	(503) 471-6806
(503) 685-8663

InFocus® Announces Third Quarter 2006
Financial Results

WILSONVILLE, Ore., October 31, 2006 — InFocus® Corporation (NASDAQ: INFS) today announced its third quarter 2006 financial results.  On revenues of $81.2 million, the Company posted a net loss of $19.4 million, or $0.49 per share, compared to a net loss of $12.8 million, or $0.32 per share, for the second quarter of 2006 and a net loss of $38.3 million, or $0.97 per share for the third quarter of 2005.

The third quarter 2006 results include a number of noteworthy transactions combining to increase the reported loss for the quarter by $10.1 million, or $0.25 per share.  The details of these transactions are as follows:

•                              A $1.6 million inventory charge to cost of goods sold related to the write down to estimated net realizable value of remaining inventory and commitments for the IN72, the company’s entry level home product;

•                              A restructuring charge of $0.9 million, primarily related to severance for actions taken to reduce the Company’s cost structure;

•                              A non-cash regulatory assessment charge of $5.1 million consisting of an estimated charge of $6.4 million related to the ongoing Shanghai customs matter and a $1.3 million reversal of the remaining accrued liability related to the investigation into possible infractions of U.S. export law;

•                              A charge of $1.1 million to other expense related to an estimate of wind down costs for South Mountain Technologies; and

•                              An impairment charge of $1.4 million related to The University Network, based on the difference between the carrying cost of these assets and the estimated net proceeds from an expected sale of these assets to a third party.

The Company reported total cash and marketable securities as of September 30, 2006 of $79.7 million with no debt outstanding.  In addition, the Company has agreed with Wells Fargo Foothill to amend their existing line of credit by extending the maturity date to March 31, 2007 and reducing the available borrowings under the line from $25 million to $15 million.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

Third quarter revenues of $81.2 million were down 17 percent compared with second quarter revenues and down 38 percent from revenues in the third quarter of 2005.  Revenues were down from the second quarter in both the Americas and Europe, primarily a result of lower revenues from meeting room projectors through the PC distribution channel.  The Company’s main stream meeting room product line transitioned during the quarter and its new 2000 lumen IN32 and 2500 lumen IN34 projectors only began shipping in mid September.  As a result of the timing of this transition, total revenues from this product category were down significantly quarter to quarter.

These new products are expected to be broadly available during the fourth quarter.  Revenues from sales of the Company’s value projectors, the IN24 and IN26, and mobile projectors, were also down during the quarter.

Gross margins declined to 12.7 percent in the third quarter of 2006 from 15 percent in the second quarter. Overall, average selling prices were down 5 percent quarter to quarter.  Projector unit shipments were approximately 74,000 units in the third quarter, down 12 percent from the prior quarter.

Operating Expenses Comparison Excluding Charges

Operating expenses, exclusive of restructuring charges and regulatory assessments, were $21.1 million for the third quarter of 2006, down $2.4 million from the second quarter of 2006, and down $6.1 million from the third quarter of 2005.

Other expense, net for the third quarter was $2.4 million compared to other expense of $2.8 million in the second quarter and other income of $5.5 million in the third quarter of 2005.

          Balance Sheet

Total cash and marketable securities as of September 30, 2006 were $79.7 million, a decrease of $12.7 million from the end of June.  Days sales outstanding for the quarter were 55 days, a decrease of 3 days from the prior quarter.  Inventory levels increased $4.1 million during the quarter to $51.6 million, a result of lower than expected revenues for the quarter.

Outlook for Fourth Quarter 2006

During the fourth quarter of 2006, the following factors are expected to influence revenues and gross margins:

•                              Industry unit growth due to the traditional fourth quarter seasonal uplift;

•                              Continued aggressive price competition; and

•                              Greater revenue contribution from new products.

Relative to operating expenses, the Company expects to achieve a reduction in reported operating expenses as the benefits of further restructuring actions are realized, The University Network sale is completed, and further actions are taken to fine tune the business model to reduce the Company’s break even point.  These savings will be somewhat offset by the costs of a retention plan that will pay a bonus to all employees other than the Chief Executive Officer who remain employed by the Company through April 30, 2007.

While the Company expects revenues and gross margins to increase from third quarter levels and operating expenses to decline as a result of the factors mentioned above, the Company is not giving specific financial guidance for future periods at this time.

“While the Board of Directors conducts its evaluation of strategic alternatives, it is critical that the management and employees of the Company stay focused on improving the operations of the business,” stated Kyle Ranson, President and CEO, InFocus.  “Managing cost is one part of that equation, but it is also critical that we leverage our core strengths to grow revenues and gross margins,” concluded Ranson.

Reconciliation of GAAP and Pro Forma Information

The Company has recorded charges that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, attached is a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The Company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (706) 634-4707 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through November 7, 2006 by calling (800) 642-1687 (U.S.) or (706) 645-9291(outside U.S.).  A Pin # is not required.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and projectors manufactured for the Company, inventory, backlog, and new product introductions.  Also included are forward-looking statements regarding the anticipated results and charges associated with further restructuring of the Company’s business and forward-looking statements regarding the evaluation of strategic alternatives for the Company.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with working with contract manufacturing partners, availability of critical components, and dependence on third party suppliers; 3) in regard to new product introductions, ability of the Company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the reliance on off-shore contract manufacturing, dependence on third party suppliers and intellectual property rights; 4) in regard to the Company’s further restructuring actions, uncertainties associated with the timing and impact of further cost reductions and ability to grow revenues and gross margins; and 5) in regard to the Company’s evaluation of strategic alternatives, uncertainties associated with the ability to identify and execute a transaction, set of transactions or strategy that results in an increase to shareholder value.  Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Form 10-K and 2006 Form 10-Q’s, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business.  The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (NASDAQ: INFS) is the industry pioneer and worldwide leader in the projection market today. Twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments.  Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, IN, Proxima, LiteShow, LP, ASK, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad.  “Digital Light Processing” and “DLP” are trademarks of Texas Instruments.

InFocus Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Revenues	$81,231	$130,321	$290,892	$403,169
Cost of revenues(a)	70,900	130,858	249,137	385,881
Gross margin	$10,331	$(537)	$41,755	$17,288

Operating expenses(a):
Marketing and sales	$12,116	$15,938	$39,552	$49,763
Research and development	3,826	5,261	13,150	16,279
General and administrative	5,198	6,017	16,901	17,788
Restructuring costs	850	5,950	2,775	12,000
Impairment of long-lived assets	—	9,813	—	9,813
Regulatory assessments	5,086	—	5,086	1,600
	$27,076	$42,979	$77,464	$107,243

Loss from operations	$(16,745)	$(43,516)	$(35,709)	$(89,955)

Other income (expense), net	(2,387)	5,460	(12,161)	18,725
Loss before income taxes	(19,132)	(38,056)	(47,870)	(71,230)
Provision for income taxes	274	274	724	649
Net Loss	$(19,406)	$(38,330)	$(48,594)	$(71,879)

Basic and fully diluted net loss per share	$(0.49)	$(0.97)	$(1.23)	$(1.81)

Basic and fully diluted shares outstanding	39,659	39,595	39,644	39,605

(a) Stock-based compenstation expense included under FAS 123(R) was as follows:
Cost of revenues	$33	$—	$100	$—
Marketing and sales	95	—	309	—
Research and development	37	—	130	—
General and administrative	110	—	290	—
	$275	$—	$829	$—

InFocus Corporation
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September, 30 2006	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$53,814	$53,105
Marketable securities	134	1,199
Restricted cash, cash equivalents, and marketable securities	25,770	25,813
Accounts receivable, net of allowances	49,689	70,883
Inventories	51,607	66,454
Land held for sale	—	4,469
Other current assets	17,713	24,094
Total Current Assets	198,727	246,017

Property and equipment, net	4,938	2,747
Other assets, net	767	15,124
Total Assets	$204,432	$263,888

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$63,160	$74,674
Other current liabilities	26,886	30,985
Total Current Liabilities	90,046	105,659

Other Long-Term Liabilities	2,943	3,038

Shareholders’ Equity:
Common stock and additional paid-in capital	167,340	166,170
Other comprehensive income:
Foreign currency translation	28,611	24,200
Unrealized gain on equity securities	10	745
Accumulated deficit	(84,518)	(35,924)

Total Shareholders’ Equity	111,443	155,191

Total Liabilities and Shareholders’ Equity	$204,432	$263,888

InFocus Corporation
Reconciliation of GAAP Earnings
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter 2006			Second Quarter 2006
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(19,406)	$(0.49)	$27,076	$(12,831)	$(0.32)	$24,423

Adjustments:

Restructuring charges	$850	$0.02	$(850)	$850	$0.02	$(850)

Regulatory assessments	$5,086	$0.13	$(5,086)	$—	$—	$—

Proforma excluding adjustments	$(13,470)	$(0.34)	$21,140	$(11,981)	$(0.30)	$23,573

	Third Quarter 2006			Third Quarter 2005
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(19,406)	$(0.49)	$27,076	$(38,330)	$(0.97)	$42,979

Adjustments:

Restructuring charges	$850	$0.02	$(850)	$5,950	$0.15	$(5,950)

Regulatory assessments	$5,086	$0.13	$(5,086)	$—	$—	$—

Impairment of long-lived assets	$—	$—	$—	$9,813	$0.25	$(9,813)

Proforma excluding adjustments	$(13,470)	$(0.34)	$21,140	$(22,567)	$(0.57)	$27,216

	Year-to-Date 2006			Year-to-Date 2005
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(48,594)	$(1.23)	$77,464	$(71,879)	$(1.81)	$107,243

Adjustments:

Restructuring charges	$2,775	$0.07	$(2,775)	$12,000	$0.30	$(12,000)

Regulatory assessments	$5,086	$0.13	$(5,086)	$1,600	$0.04	$(1,600)

Impairment of long-lived assets	$—	$—	$—	$9,813	$0.25	$(9,813)

Proforma excluding adjustments	$(40,733)	$(1.03)	$69,603	$(48,466)	$(1.22)	$83,830